Exhibit 10.1

THIRD AMENDMENT TO

OMNIBUS INCENTIVE PLAN OF OVINTIV INC.

THIS THIRD AMENDMENT TO THE OMNIBUS INCENTIVE PLAN OF OVINTIV INC. (this “Third Amendment”), is made this 1st day of May, 2025 (the “Effective Date”), by Ovintiv Inc., a Delaware corporation (“Ovintiv”).

WHEREAS, Ovintiv administers and maintains the Omnibus Incentive Plan of Ovintiv Inc. (as originally adopted effective February 13, 2019 and amended on each of January 24, 2020, and May 5, 2020, the “Omnibus Plan”);

WHEREAS, pursuant to Section 12.3 of the Omnibus Plan, the Company’s Board of Directors (the “Board”) may amend the Omnibus Plan at any time and for any purpose as permitted by law, subject to the requirement for stockholder approval as set forth in Section 12.3(a) of the Omnibus Plan and as required by applicable securities laws and exchange rules; and

WHEREAS, on February 21, 2025, the Board, upon recommendation of the Human Resources and Compensation Committee of the Board, unanimously approved, subject to shareholder approval, an amendment to the Omnibus Plan (i) increasing the maximum number of Shares issuable pursuant to Awards granted under the Omnibus Plan by 5,700,000 Shares to an aggregate of 17,700,000; (ii) revising the definition of “Fair Market Value” and “Grant Date” thereunder for ease of administration and to eliminate certain unnecessary blackout period restrictions; (iii) expanding the minimum vesting provisions thereunder; and (iv) clarifying certain share recycling provisions thereunder.

NOW, THEREFORE, pursuant to its authority under Section 12.3 of the Omnibus Plan, the Board hereby amends the Omnibus Plan as follows, subject to the approval of the stockholders of Ovintiv:

1.

Capitalized Terms. Capitalized terms used herein and not otherwise defined will have the meanings given to such terms in the Omnibus Plan. Except as expressly amended hereby, the Omnibus Plan shall remain in full force and effect in accordance with its terms.

2.	Definitions.

a.	Section 1.2(y) of the Omnibus Plan is deleted and replaced with the following:

“Fair Market Value” means, with respect to any particular date, except as otherwise determined by the Committee, the closing price per Share on the Applicable Exchange designated in the Grant Agreement on such date, as reported by such source as the Committee may select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Sections 409A and Sections 422(c)(1) of the Code.”

b.	Section 1.2(dd) of the Omnibus Plan is deleted and replaced with the following:

“Grant Date” means the date upon which the Committee grants an Award to an Eligible Individual as stated in the Eligible Individual’s Grant Agreement.

3.	Minimum Vesting Period. Section 2.6 of the Omnibus Plan is deleted in its entirety and replaced with the following:

“Minimum Vesting Period. Notwithstanding any other provisions of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the Grant Date; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirements: (i) Awards granted to Participants who are non-employee directors of the Corporation that vest on the earlier of the one-year anniversary of the Grant Date and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting, (ii) Awards for which vesting is accelerated in connection with the Participant’s death, Disability, Retirement, or a Change in Control; and (iii) other Awards covering up to a maximum of 5% of the maximum number of Shares that may be issued from treasury or purchased in the open market and delivered to Participants pursuant to Awards under Section 3.1.”

4.	Plan Maximums. Section 3.1 of the Omnibus Plan is deleted in its entirety and replaced with the following:

“Plan Maximums. The maximum number of Shares that may be issued from treasury or purchased in the open market and delivered to Participants pursuant to Awards, including Incentive Stock Options, granted under this Plan shall be 17,700,000. Shares made available under this Plan in respect of Awards may, subject to the terms of the Grant Agreement in respect of an Award, be issued from treasury or purchased in the open market or otherwise, at the sole discretion of the Committee.”

5.	Rules for Calculating Shares Issued. Section 3.4 of the Omnibus Plan is deleted in its entirety and replaced with the following:

“Rules for Calculating Shares Issued. To the extent that any Award is forfeited, terminates, expires or lapses instead of being exercised, or any Award is settled for cash, the Shares subject to such Award will not be counted as Shares issued pursuant to Awards granted under this Plan. Notwithstanding the foregoing, if the exercise price of any Stock Option or SAR and/or the tax withholding obligations relating to any Stock Option or SAR are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or the Corporation withholding Shares relating to such Award, the gross number of Shares subject to the Stock Option or SAR shall nonetheless be deemed to have been issued under this Plan and shall reduce the Shares available under section 3.1 hereof. In addition, any Shares reacquired by the Corporation using the cash proceeds received upon the exercise of a Stock Option shall not be made available for issuance under this Plan. If the tax withholding obligations relating to any Full Value Award are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or the Corporation withholding Shares relating to such Full Value Award, the net number of Shares subject to the Award after payment of the tax withholding obligations shall be deemed to have been issued under this Plan.”

6.	Governing Law. This Third Amendment will be governed by and construed in accordance with the laws in force in the State of Delaware, without reference to conflict of laws principles.

7.

Execution and Delivery. This Third Amendment may be signed or executed by facsimile or portable document format (pdf) and the signing or execution by law of facsimile or pdf shall have the same effect as the signing or execution of the original.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, Ovintiv Inc. has executed this Third Amendment as of the Effective Date.

OVINTIV INC.

/s/ Rachel M. Moore
Name: Rachel M. Moore
Title: Executive Vice-President, Corporate Services

[Signature Page to Third Amendment to Omnibus Incentive Plan of Ovintiv Inc.]

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